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                                                                       EXHBIT 11

            EXHIBIT 11 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                       WEIGHTED AVERAGE SHARES OUTSTANDING

                        Quarter Ended
                        March 31, 2002
Shares Outstanding December 31, 2001          10,826,538

Shares outstanding March 31, 2002             10,826,538
                                            ============

Weighted average shares outstanding           10,826,538
                                            ============

Net loss applicable to common stock
    for the three months March 31, 2002     $   (868,000)
Net loss per share, applicable to common
    stock, basic and diluted                $      (0.08)